Exhibit 5.2

August 31, 2022

HSBC Bank plc
8 Canada Square
London E14 5HQ
United Kingdom

Ladies and Gentlemen:

We have acted as English solicitors to HSBC Bank plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein, but excluding Exhibit 25.1, as effective as of the date hereof, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, of its senior debt securities (the “Debt Securities”).

The Debt Securities are to be issued under an indenture, dated as of August 31, 2022 (as amended or supplemented through the date hereof, the “Indenture”), in each case, entered into among the Company, Computershare Trust Company, N.A, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HBUS”), as security registrar and paying agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture; and

(c)	a certificate dated August 31, 2022 of the Secretary of the Company (the “Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies the following documents:

(i)	a copy of the Memorandum and Articles of Association of the Company; and

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(ii)	a copy of the resolutions passed at the Meeting of the Company’s Board of Directors held on July 22, 2022 (the “Board Resolutions”).

In rendering the opinions expressed below we have assumed and not verified:

(a)	the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate and in the case of the Debt Securities, that they will be duly executed, authenticated and delivered in accordance with the terms of the Indenture;

(c)	that the Indenture has been or will be duly executed and delivered by each of the parties to the Indenture (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in the Indenture to which it is a party;

(d)	the absence of any other arrangements between any of the parties to the Indenture which modify or supersede any of the terms of the Indenture;

(e)	(i) the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy of the representations and warranties contained in the forms of the distribution agreements filed as exhibits to the Registration Statement other than those contained in (x) Section 1(p) of the distribution agreement between the Company and HSBC Securities (USA) Inc. with respect to Debt Securities and (y) Section 1(h) of the distribution agreement between the Company and Bank of America Securities, Inc. with respect to Debt Securities, and (ii) the compliance by each of the parties thereto with their respective obligations under the Indenture;

(f)	that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Indenture illegal or ineffective and that, insofar as any obligation under the Indenture falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)	that any party or prospective party to the Indenture which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Debt Securities;

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(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to escrow or any other similar arrangement;

(i)	that each of the parties to the Indenture has fully complied with its obligations under all applicable money laundering laws and regulations;

(j)	that the binding effect of the Indenture on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(k)	that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Indenture have been or will be duly made or obtained;

(l)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)	that, the Indenture constitute legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms under all applicable laws (including the laws of the State of New York, by which the Indenture and corresponding provisions of the Debt Securities are or will be expressed to be governed);

(n)	that each of the parties to the Indenture has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) (“EUWA”), (ii) Regulation (EU) No. 596/2014 of the European Parliament as it forms part of domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended, (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Debt Securities in, from or otherwise involving the United Kingdom (including Sections 19, 21 and 85 of FSMA);

(o)	that the information relating to the Company disclosed by our searches on August 31, 2022 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or on the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

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(p)	that the Board Resolutions were duly and validly passed and are true records of the proceedings of the respective meetings, are in full force and effect, and have not been amended, revoked or superseded, and the related Secretary’s Certificate is true and correct as of the date hereof;

(q)	that each director of the Company has disclosed any interest which he may have in the transactions contemplated by the Indenture in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the articles of association of the Company, and that none of the relevant directors of the Company has any interest in such transactions except to the extent permitted by the articles of association of the Company;

(r)	that the execution and delivery of the Indenture by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving the Indenture and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties; and

(s)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Indenture will not cause any such limit on borrowings to be exceeded.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.	The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on August 31, 2022 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 10:41 a.m. BST on August 31, 2022 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

a.	the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

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b.	the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2.	The Company possessed, as at the time of execution, the corporate power to enter into and perform its obligations under the Indenture.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community and the EUWA), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law. On 31 January 2020, the United Kingdom ceased to be a member of the European Union (“EU”). By virtue of sections 1A and 1B of the EUWA, EU law continued to be applicable in the United Kingdom for the duration of the implementation period set out in section 1A(6) of the EUWA (“Transition Period”). After the Transition Period, pursuant to sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after 1 January 2021. Accordingly, we express no opinion with regard to EU law that does not form part of English law on and after 1 January 2021.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Legal Opinions,” and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

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Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sui-Jim Ho
Sui-Jim Ho, a Partner